AUTHORIZATION TO FILE SECTION 16 REPORTS

I hereby authorize and

designate Ronald A. Miller, Sonia M. Dumbleton or Michael D. Grover to

execute and file or cause to be filed, on my behalf any Forms 3, 4 and 5, including any amendments thereto, that I may voluntarily or be required to file with the U.S. Securities and Exchange Commission as a result of my ownership of, or transactions in, securities of Financial

Institutions, Inc. This authority shall continue until I am no longer required to file such forms, or until
sooner revoked by me in writing.



In witness whereof, I have executed this authorization this 4th day of

December 2002.

						    /s/ Ronald A Miller


						-------------------------------
							Ronald A Miller


							Chief Financial Officer
							Financial Institutions, Inc.